Exhibit 21.1
SUBSIDIARIES
Bookham Technology plc, a UK corporation
Onetta, Inc., a Delaware corporation
Bookham (US) Inc., a Delaware corporation
Ignis Optics, Inc., a Delaware corporation
Bookham Technology KK, a Japanese corporation
Bookham (Canada), Inc., an Ottawa, Canada corporation
Bookham (Switzerland) AG, a Swiss corporation
Bookham International Ltd., a Cayman Islands company
Bookham Technology (Shenzhen) (FFTZ) Co. Ltd., a People’s Republic of China company
New Focus, Inc., a Delaware corporation
Focused Research, Inc., a California corporation
New Focus FSC, Inc., a Barbados corporation
New Focus GmbH, a German corporation
Globe Y. Technology, Inc., a California corporation
Bookham Nominees Ltd., a UK company
Avalon Photonics AG, a Swiss corporation
Forthaven Limited, a UK company